Exhibit 10.129

2005 Executive Officer and Director Compensation Summary

1.                                      Executive Officer Compensation

Effective January 1, 2005, the following executive officers’ base salaries were increased to the following amounts (such amounts reflect base salary only and do not include perquisites benefits or bonus opportunities).

Officer	Salary

Ed H. Bowman, Jr.	$675,000
Thomas C. Walker	$350,000
Barry L. Edwards	$360,000
Kerry D. Walbridge	$320,000
David Delgado	$275,000
Ronald Zazworsky	$285,000
Charles S. Gilbert	$260,000
W. Bryan Hill	$200,000
Ralph D. Burns	$270,000
Stephen W. Davis	$270,000

2.                                      Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as Directors.  Each Director who is not an employee of the Company receives a fee of $2,500 for attendance at each Board of Directors’ Meeting; and $1,250 for attendance at committee meetings (unless held on the same day as a Board of Directors’ meeting), with the Committee Chairman receiving $1,250 for separate, individual meetings.  Non-employee Directors also receive an annual grant of shares of restricted stock (typically vesting in 20%/30%/50% annual increments), the number of shares awarded currently is set to equal $40,000 divided by the average closing price of the Company’s Common Stock for the 10 days prior to the applicable annual meeting.

3.                                      Consulting Agreement with Non-Employee Director

David Lowenstein, a non-employee Director, entered into a consulting agreement with the Company in January 2000.  Under an addendum to this agreement, Mr. Lowenstein is compensated for his non-Board related services at an hourly rate for work done not related to acquisitions.  Effective December 28, 2004 this hourly rate was increased to $180.00 per hour.